Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(Party City [acquisition])

entered into by and between

SPIRIT REALTY, L.P.

(as Purchaser)

and

AMSCAN INC.,

ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC, AND

AMSCAN NM LAND, LLC

(as Seller)

regarding those certain improved real properties located at:

7700 Anagram Drive, Eden Prairie, Minnesota 55344

2800 Purple Sage, Los Lunas, New Mexico 87031

47 Elizabeth Drive, Chester, New York 10918

PURCHASE AND SALE AGREEMENT

(Party City [acquisition])

THIS PURCHASE AND SALE AGREEMENT is entered into by and between SPIRIT REALTY, L.P., a Delaware limited partnership, as purchaser, and Amscan Inc., Anagram Eden Prairie Property Holdings LLC, and Amscan NM Land, LLC, collectively as seller.

Witnesseth:

For and in consideration of the mutual covenants and promises hereinafter set forth, Purchaser and Seller hereby mutually covenant and agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objections” means a title encumbrance and/or defect that appears for the first time on an updated Title Commitment, or an updated Survey, and was not created by or with the consent of Purchaser.

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Agreement” means this Purchase and Sale Agreement, and shall include all assignments, amendments and/or modifications thereto.

“Allocations” means the allocation of the aggregate Purchase Price between each Property as set forth on Exhibit “H” to this Agreement.

“Assignment of Warranties” means that certain Assignment of Warranties, in form and substance as set forth on Exhibit “C”, attached hereto and incorporated herein by reference, or if not assignable, evidence satisfactory to Purchaser, in Purchaser’s reasonable discretion, that it will receive coverages and/or or protections acceptable for the matters covered by such warranties.

“Authorized Broker” means HFF, Seller’s authorized broker.

“Bill of Sale” means that certain Bill of Sale, in form and substance as set forth on Exhibit “B”, attached hereto and incorporated herein by reference.

“Brokerage Commission” means the amount of money due Authorized Broker from Seller if the subject Property is sold.

“Business Day” means any day on which national banks in New York, New York are open for business (ending at 11:59 pm on the Business Day).

“Certificate of Occupancy” means, with respect to each Property, if required by applicable law, a certificate of occupancy that demonstrates to all third-parties that proper city officials have determined that a building is ready for occupancy and complies with all zoning ordinances (collectively, the “Certificates of Occupancy”).

“Closing” means the process involved to close the Transaction on the Closing Date.

“Closing Date” means June 28, 2019 (Friday), or such earlier date as the parties may otherwise agree in writing.

“Closing Escrow Instruction Letter” means one or more closing escrow instruction letters prepared in connection with the closing of a commercial real estate transaction, executed by the Title Company and Seller or Purchaser, as applicable, identifying parties’ duties and obligations in connection with the closing.

“Closing Settlement Statement” means, with respect to the Properties, a closing settlement statement prepared by the Title Company and executed by the Title Company and Purchaser or Seller, as applicable, that accurately reflects the credits, prorations and adjustments provided for in this Agreement.

“Conveyance Documents” means the Deed and the Bill of Sale.

“Corporate Certificate” means a certificate of an officer, general partner, manager or sole member (as applicable) of Seller, together with copies Sellers, or Seller’s general partner’s or managing member’s (as applicable):

(i) Certificate of incorporation, certificate of formation or certificate of limited partnership;

(ii) Bylaws, operating agreement, or limited partnership agreement; and

(iii) Resolutions - - -

a.	authorizing the Transaction,

b.	authorizing the execution of this Agreement and the other Transaction Documents, and

c.	identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents and close the Transaction contemplated herein.

“Deed” means, with respect to each Real Property, that certain special or limited warranty deed, as agreed to by Seller and Purchaser, whereby Seller conveys to Purchaser marketable fee simple title to all of Seller’s right, title and interest in and to such Real Property, subject only to the Permitted Encumbrances (collectively, the “Deeds”).

“Earnest Money Deposit” means $1,280,000.00, which shall include any and all interest earned and/or accrued thereon and shall be reduced by an amount equal to the Independent Consideration.

“Effective Date” means June 28, 2019.

“Evidence of Corporate Status” means certificates, documents and/or materials confirming the existence and good standing of Seller’s legal status including, without limitation, certificates of good standing, fact, existence and/or qualification.

“Environmental Reports” means, collectively and obtained by Purchaser in connection with the Inspections and/or any of Purchaser’s other due diligence activities on the Properties, any (x) Phase I or other noninvasive environmental investigation report(s), and (y) Phase II or other subsurface, invasive environmental investigation report if approved by Seller pursuant to Section 3.09 below.

“Existing ROFR” means a right of first refusal, right of first offer or other preferred purchase right, to purchase a Property, which exists in favor of a third (3rd) party.

“Facility” means, with respect to each Real Property, the improvements on, and Tenant’s uses of, such Real Property that are more particularly described on Exhibit “E”, attached hereto and incorporated herein by reference (collectively, the “Facilities”).

“Flood Insurance” means flood insurance maintained on the Properties by Tenant in amounts and on terms and conditions reasonably satisfactory to Purchaser, which is required with respect to a Real Property if a Survey indicates that a Real Property is within the 100-year flood plain or identified as a “Special Flood Hazard Area” by the Federal Emergency Management Agency.

“Funds” means United States federal funds.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” means:

(a) Oil or other petroleum products (including any and all constituents and additives), explosives, radioactive materials or any other materials that are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, “regulated substances” or words of similar import under any applicable Hazardous Materials Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; (iv) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; and (v) regulations adopted and publications promulgated pursuant to the aforesaid laws;

(b) Asbestos in any form which is or could become friable, urea formaldehyde foam insulation or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; and

(c) Any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority pursuant to Hazardous Materials Law because it could pose a hazard to the health and safety of the occupants of a Property or the owners and/or occupants of any property adjoining a Property.

“Hazardous Materials Laws” means any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the protection of the environmental condition of a Property or human health and safety with respect to exposure to Hazardous Materials at a Property.

“Indemnified Party(ies)” means Purchaser, Purchaser’s Affiliates, and their respective officers, directors, shareholders, managers, members, partners, employees, representatives, successors and assigns, as applicable.

“Independent Consideration” means $100.00, which shall be deposited with the Title Company as part of the Earnest Money Deposit.

“Insolvency Event” means (a) a Person’s (i) admitting in writing its inability to pay its debts generally; or (ii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” means June 28, 2019 (Friday).

“Inspections” means, with respect to each Property, any non-invasive investigations, tests and/or due diligence activities conducted by members of Purchaser’s Due Diligence Team that Purchaser reasonably deems necessary and reasonably appropriate to evaluate a Property in connection with the Transaction; provided, however, if Purchaser requires access to a Property to conduct an Inspection, the Inspection (x) will be conducted during normal business hours, (y) will not unreasonably interfere with Seller’s or Tenant’s business operations at such Property, and (z) Purchaser must provide Seller at least 24 hours prior written notice (which notice may be delivered by email to: (1) Mike Kostue - Mkostue@amscan.com for the Los Luna, New Mexico property, (2) Paul Ansolabehere - Ansolabe@anagramintl.com for the Eden Prairie, Minnesota property, and (3) Jason Kretschmer - Kretsch@amscan.com for the Chester, New York property).

“Lease Agreement” means that certain Master Lease Agreement with respect to the Properties to be entered into at Closing by and between Purchaser, as landlord, and Tenant as tenant, in form and substance as set forth on Exhibit “F”, attached hereto and incorporated herein by reference.

“Lease Guaranty” means that certain Unconditional Guaranty of Payment and Performance to be entered into at Closing by Party City Holdco, Inc., a Delaware corporation, as guarantor, for the benefit of Purchaser, as landlord, in form and substance as set forth on Exhibit “J”, attached hereto and incorporated herein by reference.

“Lease Proof of Insurance” means insurance certificates, in form and substance reasonably satisfactory to Purchaser, that evidence and confirm the insurance coverages, limits and policies required to be carried by Tenant pursuant to the terms of the Lease Agreement currently exist and are in full force and effect.

“Legal Requirements” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over a Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to a Property, Tenant or Seller.

“Letter of Intent” means that certain Letter of Intent, dated May 23, 2019, signed by Purchaser and Seller with respect to the Transaction, including any and all amendments, modifications and/or supplements thereto.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, causes of action, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease Agreement” means any recorded or unrecorded memorandum of the Lease Agreement.

“Non-Foreign Seller Certificate” means a “non-foreign” tax affidavit, in form and substance reasonably acceptable to Purchaser.

“Notices” means any and all notices, demands, designations, certificates, requests, consents, approvals, appointments and other instruments delivered pursuant to and in accordance with the terms of this Agreement.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website https://www.treasury.gov/ofac/downloads/sdnlist.pdf.

“Owner’s Title Policy” means, with respect to each Property, an owner’s policy of title insurance in accordance with Purchaser’s approved pro forma owner’s title insurance policy, or marked-up Title Commitment, which shall (a) be in an amount not to exceed the Purchase Price; (b) insure title by means of an ALTA Owner’s Policy 6-17-06; (c) show Purchaser’s good and marketable fee simple title in the Property; (d) commit to insure Purchaser’s interest in the Property, subject only to Permitted Encumbrances; and (e) contain endorsements as Owner may reasonably require (collectively, the “Owner’s Title Policies”).

“Permitted Encumbrances” means:

(a) With respect to each Property, the lien of any real estate taxes and/or water and sewer charges, not yet due and payable;

(b) With respect to each Property, the recorded easements, restrictions, encumbrances, rights-of-way, encroachments, restrictive covenants, any other matters of record (but subject to (a) above, expressly excluding Liens) set forth as exceptions on the Title Commitment for the applicable Property and all matters reflected on the Surveys and which are either (x) expressly approved in writing by Purchaser, or (y) deemed approved because of Purchaser’s written waiver of, or failure to timely and properly object to, same; and

(c) The Lease Agreement and the rights, privileges and entitlements of Tenant thereunder.

“Person” means any natural person, firm, corporation, partnership, limited liability company, or other entity, any state, political subdivision of any state, the United States of America, or agency or instrumentality of the United States of America, or any other public body or other organization or association.

“Property”, when referring to an individual Real Property, or “Properties” when referring collectively to the Real Properties, means:

(i)	a Real Property or the Real Properties, as applicable, including all fixtures affixed thereto;

(ii)	All plans, specifications and studies pertaining to a Real Property or the Real Properties, as applicable, in Seller’s possession or under its control;

(iv)	All mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to a Real Property or the Real Properties, as applicable;

(v)

All leases and rental agreements relating to a Real Property or the Real Properties, as applicable, or any portion thereof, including without limitation, all rent, prepaid rent, security deposits and other payments and deposits; and

(vi)	All appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to a Real Property or the Real Properties, as applicable.

“Property Condition Report” means, with respect to each Property, current property condition assessments and limited compliance audits from one (1) or more inspection companies selected and ordered by Purchaser.

“Purchase Price” means $128,000,000.00.

“Purchaser” means Spirit Realty, L.P., a Delaware limited partnership, and its successors and assigns.

“Purchaser’s Due Diligence Team” mean any one (1) or more of Purchaser, and/or any of Purchaser’s officers, employees, agents, independent contractors, advisors, architects, contractors, subcontractors, engineers and/or designees.

“Purchaser Event of Default” means the events listed in Sections 7.04 below.

“Purchaser Obligation” means any covenant, requirement and/or obligation imposed on Purchaser pursuant to this Agreement.

“Purchaser’s Title Objections” means, with respect to each Property, Purchaser’s initial written notification to Seller and the Title Company of Purchaser’s objection(s) to any exceptions or other matters shown on the applicable Title Commitment or Survey.

“Questionnaire” means that certain Questionnaire, in form and substance as set forth on Exhibit “D”, attached hereto and incorporated herein by reference.

“Real Properties” means the parcels of real property more particularly described on Exhibit “A”, attached hereto and incorporated herein by reference, and any and all improvements located thereon and appurtenances thereto (each, a “Real Property”).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Release of Existing ROFR” means, with respect to each Property, a termination or full release of any Existing ROFR, which shall be in recordable form and otherwise sufficient to remove any Existing ROFR from the applicable Property.

“Seller” means, collectively, Amscan Inc., Anagram Eden Prairie Property Holdings LLC, and Amscan NM Land, LLC, and their successors and assigns.

“Seller Entity(ies)” means individually or collectively, as the context may require, Seller and any Affiliate of Seller.

“Seller Event of Default” means the events listed in Section 7.01 below.

“Seller Obligation” means any covenant, requirement and/or obligation imposed on Seller pursuant to this Agreement.

“Seller’s Historical Documents” means, collectively, the following items, to the extent they are in Seller’s possession or control, that relate to the ownership, leasing, construction, and/or maintenance of a Property:

(a)	“as-built” plans, specifications, drawings and engineering reports; temporary and/or final Certificate of Occupancy for each Property (or their jurisdictional equivalent);

(b)	surveys;

(c)	historical phase I and phase II environmental investigation reports or any other material environmental reports;

(d)	property condition reports;

(e)	owner policies of title insurance;

(f)	guaranties and warranties with regard to each Property;

(g)	a copy of the most current tax bills;

(h)	a full and complete copy of any lease encumbering a Property, including the Lease Agreement, any guaranties related thereto, together with all assignments, amendments and/or modifications;

(i)	the completed and executed Questionnaire; and

(j)	other documents, materials and/or information as reasonably requested by Purchaser.

“Survey” means, with respect to each Real Property, a current ALTA/ACSM “as built” survey for the Real Property from one (1) or more surveyors selected by Purchaser, in Purchaser’s sole discretion certified to Purchaser and the Title Company, and drawn in accordance with Purchaser’s survey standards (collectively, the “Surveys”).

“Tenant” means Party City Holdings Inc.

“Title Commitment” means, with respect to each Property, a current commitment for title insurance (owner’s policy) issued by the Title Company, to Purchaser on ALTA 2006 Standard Form in the amount of the portion of the Purchase Price allocated to the applicable Property as set forth in the Allocations (collectively, the “Title Commitments”).

“Title Company” means First American Title Insurance Company, National Commercial Services, 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016, Attn: Kristin Brown (kribrown@firstam.com), (602) 567-8139 (telephone).

“Title Company Affidavit” means an affidavit as to debts, liens and parties-in-possession, in the form attached hereto as Exhibit I.

“Transaction” means the purchase and sale of each Property in accordance with the terms, provisions, covenants and conditions contained within this Agreement.

“Transaction Costs” means, collectively, all out-of-pocket costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes) including, but not limited to, amounts incurred in connection with obtaining any of the following items: Title Commitments, Property Condition Reports, Environmental Reports, Zoning Evidence, Valuations, Title Company escrow fee, recording costs, taxes and related charges imposed on conveyances of real property (e.g. transfer taxes, documentary stamp taxes, intangibles taxes, mortgage taxes, leasehold taxes, privilege taxes, etc., but expressly excluding any taxes imposed on the gross income of a party, etc.), Owner’s Title Policies and endorsements thereto requested by Purchaser, local law charges (per Section 8.07 below), and professional advisors fees (e.g. legal, accounting, and other similar types of professional advisors).

“Transaction Documents” means, collectively and only if applicable, the following documents: this Agreement and the Lease Agreement, Deeds, the Memorandum of Lease Agreement, Bill of Sale, Assignment of Warranties, Non-Foreign Seller Certificate, Lease Proof of Insurance, and any and all documents referenced in this Agreement or any of the Transaction Documents, as well as such other documents, instruments and certificates (including, without limitation, an owner’s title affidavit and gap indemnity) as are reasonably requested by the Title Company.

“USTs” means any one or combination of underground tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Valuations” means, with respect to each Property, appraisals, brokers opinions of value, current site inspections and/or valuations of any kind from one (1) or more parties selected and ordered by Purchaser, in its sole discretion.

“Wiring Instructions” means the wiring instructions for the Title Company, Purchaser and Seller as set forth on Exhibit “G”, attached hereto and incorporated herein by reference.

“Zoning Evidence” means, with respect to each Property, a zoning report that certifies, among other things, whether the applicable Property complies with all zoning ordinances of the Governmental Authority having jurisdiction over such Property and, if such Property does not comply, identifies the areas of non-compliance.

ARTICLE II

PURCHASE OF PROPERTY

Section 2.01 Agreement to Purchase.

(a)

In accordance with the terms, provisions, covenants and conditions set forth in this Agreement, Purchaser agrees to purchase, and Seller agrees to sell, all of Seller’s right, title and interest in and to the Properties.

(b)

In connection therewith, Purchaser agrees to pay the Purchase Price to Seller for the Properties. On the Closing Date, the Purchase Price, as adjusted pursuant to this Agreement, shall be paid by Purchaser to Seller (through the Title Company, as escrow agent) in immediately available United States funds pursuant to, among other things, separate Closing Settlement Statements executed and delivered by Purchaser and Seller, respectively, for each Property.

Section 2.02 Earnest Money Deposit. Within three (3) Business Days after the Effective Date, Purchaser shall deposit with the Title Company the Earnest Money Deposit by wire transfer of immediately available United States funds, to be held in federally insured interest-bearing account(s) and otherwise in accordance with this Agreement. Purchaser’s failure to timely deposit with the Title Company the Earnest Money Deposit shall entitle Seller, at Seller’s sole option, to immediately terminate this Agreement and thereafter neither Purchaser nor Seller shall have any further rights or obligations hereunder except (x) for those obligations that expressly survive termination of this Agreement, and (y) that Purchaser shall return to Seller all of Seller’s Historical Documents.

Section 2.03 Independent Consideration. The Independent Consideration has been bargained for and agreed upon as consideration for Seller’s execution and delivery of this Agreement, is in addition to and independent of all other consideration provided for in this Agreement, and is nonrefundable in all events, but shall be applied to the Purchase Price if the Transaction closes. Immediately after the Title Company receives the Earnest Money Deposit, the Title Company is authorized and directed to release the Independent Consideration to Seller, which shall be nonrefundable in all respects.

Section 2.04 Purchase Price. On or before the Closing Date, the Purchase Price (less a credit for the Earnest Money Deposit) and plus or minus prorations and adjustments required by this Agreement) shall be paid by Purchaser to Seller in immediately available United States funds by wire transfer as designated by the Title Company, for the Title Company’s subsequent transfer on the Closing Date to an account(s) designated in writing by Seller. The Allocations as set forth on Exhibit “J” shall be used solely for the purpose of determining the title insurance and transfer taxes payable with respect to each Property.

Section 2.05 Prorations. There shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Properties between Seller and Purchaser at Closing, as all such costs relating to any period prior to Closing shall be paid by Seller. All real and personal property and other applicable taxes and assessments, utilities and any other costs or charges relating to the Properties commencing on the Closing Date shall be paid by the Tenant in accordance with the terms of the Lease, except that Seller shall pay (or cause Tenant to pay) at the Closing all insurance costs, real estate taxes, special assessments, utilities, or any other costs relating to the Properties which are due and payable with respect to such Property as of Closing. For all periods prior to the Closing Date, Seller represents and warrants to Purchaser that Seller has paid (or will pay, to the extent payment is not yet due) all state and local income, franchise, and other taxes (and any applicable interest or penalties) imposed upon, or payable by, Seller in the state where each Property is located and Purchaser will not inherit any liability associated with “successor liability laws”. Seller shall indemnify, defend and hold harmless Purchaser of and from any claims, demands and causes of action asserted against Purchaser as a result of a breach of the foregoing representation and covenant. Such indemnification obligation shall survive the Closing for a period of twelve (12) months.

Section 2.06 Transaction Costs. Seller and Purchaser shall be responsible for the payment of the Transaction Costs as follows:

(a)	Seller shall pay for (if applicable) - - -

(i)

The title costs of title searches, title commitments, and the base premium for the Owner’s Title Policy (other than all other costs for the Owner’s Title Policy, including premiums for any extended coverage or any lender title policy or endorsements, which are the obligation of Purchaser hereunder);

(ii)	The Surveys;

(iii)	The Brokerage Commission;

(iv)	Any recording costs and transfer taxes, documentary stamp taxes, and like charges associated with the sale and conveyance of the Properties;

(v)	All fees and expenses of Seller’s respective legal counsel, accountants and other professional advisers;

(vi)	The costs and expenses related to Seller’s compliance with any local law requirements as discussed in Section 8.23 below; and

(vii)	one-half (1/2) of all escrow charges.

(b)	Purchaser shall pay for (if applicable) - - -

(i)	Zoning Evidence;

(ii)	Valuations;

(iii)	Property Condition Reports;

(iv)	Environmental Reports;

(v)

Fees and expenses of Purchaser’s legal counsel, accountants and other professional advisers and, further, if Seller requested that Purchaser provide any such documents, Seller shall pay Purchaser’s attorney’s fees and costs for the production of same, such fees to be paid at Closing;

(vi)

all other costs for the Owner’s Title Policy, including premiums for any extended coverage or any lender title policy or endorsements (other than the base premium for the Owner’s Title Policy, which are the obligation of Seller hereunder);

(vii)	one-half (1/2) of all escrow charges; and

(viii)

Provided that the Closing occurs on June 28, 2019, Purchaser agrees to pay $400,000.00 (FOUR HUNDRED THOUSAND AND NO/100 DOLLARS) in connection with any fees imposed by Seller’s lender associated with the transaction discussed herein.

The provisions of this Section 2.06 shall survive Closing or the earlier termination or expiration of this Agreement.

Section 2.07 Existing ROFR. If an Existing ROFR is known or discovered by Purchaser or Seller with respect to a Property, within two (2) Business Days following the later of the Effective Date or discovery of an Existing ROFR, Seller shall provide the holder of an Existing ROFR with notice of such Existing ROFR and an opportunity to permit such holder to exercise its Existing ROFR within the time frame and in the manner provided therein. The form of such notice shall be approved in writing by Purchaser, in Purchaser’s reasonable discretion, before being delivered to Seller. If the holder of an Existing ROFR timely and properly exercises such Existing ROFR, Seller shall give Purchaser written notice thereof, whereupon this Agreement shall terminate with respect to each Property subject to such Existing ROFR, that portion of the Earnest Money Deposit applicable to the Property (or the Properties) subject to such Existing ROFR shall be immediately refunded to Purchaser, and neither Purchaser nor Seller shall have any further duties or obligations pursuant to this Agreement as to such Property, except as otherwise provided herein. If the holder of an Existing ROFR does not timely and properly exercise such Existing ROFR, or such holder gives Seller written notice of such holder’s intention not to exercise an Existing ROFR, Seller shall promptly give Purchaser and the Title Company written notice thereof (with photocopies of any notices or other correspondence of any type received from any such holder).

ARTICLE III

DUE DILIGENCE

Section 3.01 Title Insurance.

(a) Title Company. The Title Company shall be employed by Seller and Purchaser to act as escrow closing agent in connection with the Transaction. Subject to Purchaser’s Closing Escrow Instruction Letter and Seller’s Closing Escrow Instruction Letter, this Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.

(b) Title Company Actions. The Title Company is authorized to pay, at Closing, from any funds held by it for Purchaser’s and/or Seller’s respective credit, all amounts necessary to procure the delivery of the Transaction Documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay to the Title Company all charges payable by them. The Title Company shall not close the Transaction unless and until it receives separate written instructions from each of Purchaser and Seller. The Title Company is authorized, in the event any conflicting demand is made upon the Title Company and memorialized in either Seller’s or Purchaser’s Closing Escrow Instruction Letter, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any court of competent jurisdiction.

(c) Title Commitment. Purchaser has ordered the Title Commitments prior to the Effective Date. Upon receipt, the Title Company shall forward a copy of each Title Commitment to Seller.

(d) Purchaser’s Title Objections.

(i) Within five (5) Business Days after Purchaser’s receipt of the later of a Title Commitment for each property (including legible copies of all title exceptions listed therein), or a Survey for each Property, but in no event later than June 19, 2019, Purchaser shall deliver Purchaser’s Title Objections for each Property to Seller. Purchaser’s failure to timely and properly deliver Purchaser’s Title Objections for a Property to Seller shall be deemed Purchaser’s acceptance of the items disclosed in the Title Commitment, Zoning Evidence and/or Survey relating to such Property, and each item shall become a Permitted Encumbrance.

(ii) Within three (3) Business Days after Seller’s receives Purchaser’s Title Objections, Seller shall notify Purchaser in writing of those Purchaser’s Title Objections that Seller (x) agrees to satisfy, or cause to be satisfied, at or prior to the Closing and at no cost and expense to Purchaser, and (y) cannot or will not satisfy, or cause to be satisfied. Seller’s failure to timely respond to Purchaser’s Title Objections shall be deemed Seller’s election not to cure any of Purchaser’s Title Objections.

(iii) If Seller chooses not to satisfy any, or all, of the items to which Purchaser has timely and properly objected, Purchaser shall have the option, in its sole discretion to:

(A) terminate this Agreement by delivering written notice of said termination to Seller, whereupon the Earnest Money Deposit shall be immediately refunded to Purchaser and, except as otherwise provided in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement; or

(B) waive Seller’s failure to cure any or all of the Purchaser’s Title Objections and proceed with Closing, whereupon such Purchaser’s Title Objections shall become Permitted Encumbrances.

(iv) If, on or prior to the Closing Date, Seller is unable or unwilling to satisfy (or cause to be satisfied) any of Purchaser’s Title Objections that Seller previously agreed to satisfy, Purchaser shall have the option, at Purchaser’s sole discretion and without limiting any other rights and remedies herein, to:

(A) terminate this Agreement by delivering written notice to Seller, in which event the Earnest Money Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein; or

(B) waive Seller’s failure to cure any or all of the Purchaser’s Title Objections and proceed with Closing, whereupon such Purchaser’s Title Objections shall become Permitted Encumbrances.

(v) If Seller is unable or unwilling to satisfy any of Purchaser’s Title Objections and Purchaser does not terminate this Agreement pursuant to Section 3.01(d)(iii) or Section 3.01(d)(iv), then such Purchaser’s Title Objections which Seller is unable or unwilling to satisfy shall be deemed waived and approved by Purchaser and shall thereafter be deemed Permitted Encumbrances.

(vi) If any update to a Title Commitment or a Survey discloses Additional Title Objections, within two (2) Business Days following receipt of such update, Purchaser may notify Seller in writing of Purchaser’s objection thereto. If any Additional Title Objections are not removed or resolved by Seller to Purchaser’s satisfaction at least two (2) days before the Closing Date, then on or before the Closing Date, Purchaser shall have the option, at Purchaser’s sole discretion and without limiting any other rights or remedies which Purchaser may have under this Agreement, to:

(A) terminate this Agreement by delivering written notice to Seller, in which event the Earnest Money Deposit shall be immediately refunded to Purchaser; and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein; or

(B) waive such Additional Title Objections and proceed with the Closing, in which case each such waived Additional Title Objections shall be deemed a Permitted Encumbrance. If Purchaser does not terminate this Agreement by reason of an Additional Title Objections, then such Additional Title Objections shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

(vii) Notwithstanding anything set forth in this Agreement to the contrary, any mortgage lien, deed of trust lien, tax lien, judgment lien, mechanics liens and/or other monetary lien affecting a Property shall automatically be deemed a Purchaser’s Title Objection or an Additional Title Objection, as applicable, and must be paid and satisfied, or bonded off the applicable Real Property by Seller at or before Closing.

(viii) If Seller is unable to convey title to a Real Property free and clear of the lien of any state or local tax to the extent such liens are not Permitted Encumbrances, Seller shall be responsible for either paying such tax or providing to the Title Company security (such as a cash deposit) so that the Title Company can issue the Owner’s Title Policies with respect to the Properties to Purchaser free and clear of such liens, whether or not Purchaser includes such liens in Purchaser’s Title Objections or the Additional Title Objections.

Section 3.02 Seller’s Historical Documents. On or before three (3) Business Days after the Effective Date, Seller shall deliver to Purchaser Seller’s Historical Documents to the extent they exist and are in Seller’s possession or control.

Section 3.03 Survey. In its sole discretion, Purchaser may order a Survey for each Property, which shall be drawn in accordance with Purchaser’s survey standards and certified to Purchaser, any requested Affiliate of Purchaser, and the Title Company, and otherwise in a manner reasonably acceptable to Purchaser. Purchaser shall be obligated to furnish Seller with a copy of any Survey if Purchaser delivers any objections to any such Survey pursuant to Section 3.01(d) above.

Section 3.04 Environmental. In its sole discretion, Purchaser may order a current complete Phase I environmental site assessment report for each Property. If any such environmental site assessment report recommends additional subsurface investigation of a Property, Purchaser may request, and Seller shall not be obligated to but may, in its sole discretion, permit Purchaser to perform such additional subsurface investigation as is set forth in a proposed scope delivered by Purchaser to Seller, including specific locations for such additional subsurface investigation, from one (1) or more environmental inspection companies selected by Purchaser and reasonably acceptable to Seller, detailing and analyzing certain aspects of such Property; provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to permit any such additional subsurface investigation, Purchaser may elect to (A) terminate this Agreement, whereupon the Earnest Money Deposit shall be immediately refunded to Purchaser and, except for those provisions expressly surviving termination hereof, Seller’s and Purchaser’s obligations hereunder shall terminate, or (B) terminate this Agreement as to any Property (or Properties) for which Seller fails or refuses to permit any additional subsurface investigation, in which event (i) the Purchase Price shall be adjusted based on the Allocations; (ii) that portion of the Earnest Money Deposit allocable to the Property (or Properties) terminated pursuant to this subsection (B) shall be immediately refunded to Purchaser; (iii) except as otherwise provided in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement with respect to the terminated Property (or Properties); and (iv) Seller and Purchaser shall proceed to close with respect to the remaining Properties. Purchaser shall use reasonable efforts to keep confidential any information Purchaser obtains through environmental assessments or investigations conducted pursuant to this Section 3.04 or that is otherwise included in any Environmental Report, except that Purchaser may share such information with members of Purchaser’s Due Diligence Team, provided that Purchaser instructs them to treat such information as confidential. Purchaser shall not disclose the results of any environmental assessments or investigations conducted by it or on its behalf, or provide copies of any Environmental Reports, to any Seller Entity unless Seller requests such results or Environmental Reports in writing.

Section 3.05 Valuations. Purchaser may order Valuations for the Properties, separately stating values for each Property. Purchaser shall not be obligated to deliver to Seller copies of the Valuations.

Section 3.06 Property Condition Reports. With respect to each Property, Purchaser may order a Property Condition Report, which shall be in form and substance acceptable to Purchaser, in Purchaser’s sole discretion, and shall be certified to Purchaser and any requested Affiliate of Purchaser. Purchaser shall be obligated to deliver to Seller copies of any Property Condition Report upon request by Seller; provided, that such report shall be delivered without any representation or warranty whatsoever and Seller further acknowledges and agrees that Seller may not rely on said reports under any circumstance whatsoever.

Section 3.07 Zoning. With respect to each Property, Purchaser may order Zoning Evidence and, upon receipt, shall be obligated to furnish Seller with a copy of the Zoning Evidence upon request by Seller; provided, that such report shall be delivered without any representation or warranty whatsoever and Seller further acknowledges and agrees that Seller may not rely on said reports under any circumstance whatsoever.

Section 3.08 Insurance. In addition to all other conditions precedent to Purchaser’s obligations herein, Purchaser’s obligation to close the Transaction is further subject to the condition precedent that prior to Closing, Purchaser shall have received the Lease Proof of Insurance.

Section 3.09 Inspections.

(a) Beginning on the Effective Date and continuing until expiration of the Inspection Period, Purchaser may conduct Inspections consistent with the terms and conditions set forth herein (including, for the avoidance of doubt, in Section 3.04), Seller shall provide members of Purchaser’s Due Diligence Team with reasonable access to each Property to conduct the Inspections.

(b) Purchaser shall indemnify, defend and hold harmless Seller from and against any third (3rd) party claims against Seller arising out of the Inspections (other than as to any matters discovered by a Purchaser during the Inspections) and shall repair damage to any of the Properties caused by the Inspections. This indemnification shall survive the Closing for a period of twelve (12) months. Prior to entry upon the Properties, Purchaser shall provide Seller with copies of certificates of insurance evidencing commercial general liability insurance policies (naming Seller as an additional insured) that shall be maintained by Purchaser and by any consultants or other third parties engaged by Purchaser in connection with Purchaser’s and such consultants’ and third parties’ investigations upon the Properties, with limits of not less than $1,000,000 per occurrence / $1,000,000 in the aggregate for property damage, bodily or personal injury or death. Without limitation on the foregoing, in no event shall Purchaser: (a) conduct any invasive physical testing (environmental, structural or otherwise) at the Properties (such as soil borings, water samplings or the like) or take physical samples from the Properties without Seller’s express written consent, which consent, as to such intrusive physical testing or sampling, may be given or withheld in Seller’s sole discretion (and Purchaser shall in all events promptly return the Property to its prior condition and repair thereafter); or (b) contact any Governmental Authority having jurisdiction over the Properties without Seller’s express written consent other than ordinary contact normally associated with routine due diligence examinations that does not involve any discussions with governmental officials (except to the extent necessary to request records).

Section 3.10 Purchaser’s Right to Terminate. Notwithstanding any provision contained in this Agreement, in addition to its right to terminate this Agreement as set forth in Section 2.07 (Existing ROFR), Section 3.01(d) (Title Objections), Section 3.04 (Environmental), Section 7.02 (Purchaser’s Remedies), or Section 8.03(a) (Risk of Loss), Section 8.03(b) (Casualty), Purchaser may elect, for any reason or for no reason, in Purchaser’s sole discretion, so long as Purchaser timely and properly provides written notice thereof to Seller on or before expiration of the Inspection Period, to terminate this Agreement and receive a refund of the Earnest Money Deposit, in which event neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01 Seller’s Representations, Warranties and Covenants. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a) Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in any jurisdiction where such qualification is required. Seller has all requisite power and authority to own and operate the Properties, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Seller of this Agreement and the other Transaction Documents to which Seller is a party, this Agreement and such other Transaction Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) No Other Agreements and Options. Except as set forth in the Title Commitments, neither Seller nor any Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal or offer or similar right to purchase or lease or option to purchase or lease granted to a third (3rd) party, other than the Lease Agreement, which will (x) prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Properties under this Agreement, or (y) bind Purchaser subsequent to consummation of the Transaction, and Seller shall not enter into any such commitment, obligation or agreement from the Effective Date until Closing or the earlier termination of this Agreement.

(d) No Violations; No Successor Liability. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not:

(i) violate any provisions of the charter or other organizational documents of Seller;

(ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller is a party or by which Seller or a Property is subject or bound;

(iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or a Property;

(iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or a Property; or

(v) transfer to Purchaser any tax liability owed by a Seller Entity to a Governmental Authority pursuant to any applicable successor liability laws.

(e) Compliance. Except for any item that has been resolved or cured, to Seller’s knowledge, Seller has not received any written notice that a Real Property or the use thereof is not in compliance with:

(i) all Legal Requirements;

(ii) all restrictions, covenants and encumbrances with respect to such Property; and

(iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to such Property or the ownership, operation, use or possession thereof.

(f) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e) above, Seller is not, and to Seller’s knowledge, no individual or entity owning directly or indirectly any interest in Seller, is currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g) Real Properties. The Real Properties described on Exhibit “A” are owned by Seller and are the land that is to be acquired by Purchaser pursuant to this Agreement.

(h) Litigation. To Seller’s knowledge and except as set forth in the Title Commitments, there is no material unresolved legal, administrative, arbitration or other dispute, proceeding, claim or action of any nature or investigation pending against or involving, or to Seller’s knowledge, threatened against, Seller with respect to a Property.

(i) Utilities. To Seller’s knowledge, each Real Property is served by sufficient public utilities to permit full utilization of such Property for its intended purposes and all utility connection fees and use charges will have been paid in full.

(j) Condemnation; Blighted Areas. Seller has not received written notice of condemnation or eminent domain proceedings affecting a Real Property and Seller has no knowledge that any such proceedings are contemplated. To Seller’s knowledge, the areas where the Real Properties are located have not been declared blighted by any Governmental Authority.

(k) Environmental. To Seller’s knowledge, no Seller Entity has received any written notice from any Person (including but not limited to a Governmental Authority) relating to a violation of Hazardous Materials Laws with respect to Hazardous Materials, Regulated Substances or USTs at the Real Properties, or possible liability of any Person (including without limitation, Tenant) pursuant to any Hazardous Materials Laws in connection with the Real Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(l) Questionnaire, Information and Financial Statements.

(i) The Questionnaire, financial statements and other information concerning Seller Entities delivered by or on behalf of Seller to Purchaser are true, correct and complete in all material respects, and no adverse change has occurred with respect to the information provided in the Questionnaire, or any such financial statements provided to Purchaser since the date such Questionnaire, and financial statements were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such Questionnaire, and financial statements and Seller represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

(m) Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Seller Entity.

(n) Franchise Agreements. Intentionally Deleted.

(o) Fueling, Branding and Jobbing Agreements. Intentionally Deleted.

(p) Restrictions. Beginning on the Effective Date and continuing through the Closing Date or the earlier termination of this Agreement, Seller shall not, without the prior written consent of Purchaser, place any easement, covenant, condition, right-of-way or restriction on a Real Property, amend or modify any such instrument, or voluntarily take any other action that materially and adversely affects title to a Real Property as same exists on the Effective Date.

(q) Satisfaction of Conditions Precedent. Beginning on the Effective Date and continuing through the Closing Date, Seller shall use its good faith efforts to satisfy all conditions precedent set forth in Section 4.01 below on or prior to the Closing Date.

(r) Michael Correale, the person referenced immediately below, has personal knowledge about the Property and is knowledgeable about the matters discussed in this Section 4.01 and is therefore, the correct person within Seller’s organization to make the representations and warranties listed herein.

As used in this Agreement, the words “Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Michael Correale, with no duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate thereof.

All representations and warranties of Seller made in this Agreement shall (i) be true as of the Effective Date and (ii) be deemed to have been made again and be true, as of the Closing Date, except as expressly stated otherwise herein. The right to prosecute an action based on a breach of a representation or warranty contained in this Section 4.01 shall survive Closing for six (6) months following the Closing Date.

Section 4.02 Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) Litigation. To the best of Purchaser’s knowledge, there are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d) Satisfaction of Conditions Precedent. Beginning on the Effective Date and continuing through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions precedent set forth in Section 4.02.

All representations and warranties of Purchaser made in this Agreement shall (i) be true as of the Effective Date and (ii) be deemed to have been made again and be true, as of the Closing Date, except as expressly stated otherwise herein. The right to prosecute an action based on a breach of a representation or warranty contained in this Section 4.02 shall survive Closing for one (1) year following the Closing Date.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01 Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the following conditions precedent are satisfied or waived in writing by Purchaser:

(a) On or Before the Closing Date Seller shall have delivered to the Title Company (with a copy to Purchaser by email) one (1) or more original of the following documents, executed by Seller - - -

(i)	Seller’s Closing Escrow Instruction Letter;

(ii)	Seller’s Closing Settlement Statement;

(iii)	Deeds;

(iv)	Memorandum of Lease Agreement;

(v)	Bill of Sale;

(vi)	Non-Foreign Seller Certificate;

(vii)	A Release of Existing ROFR for each Existing ROFR (if applicable);

(viii)	Title Company Affidavit; and

(ix)	Seller’s Corporate Certificate.

(b) Purchaser or the Title Company shall have received (with a copy being provided to the other party by electronic mail) the following items on or before the Closing Date, unless an earlier delivery is required elsewhere in this Agreement - - -

(i)	Lease Agreement;

(ii)	Lease Guaranty;

(iii)	Memorandum of Lease Agreement;

(iv)	Evidence of Flood Insurance for each Property (if applicable);

(v)	Lease Proof of Insurance;

(vi)	Seller’s Evidence of Corporate Status; and

(vii)

Any other document required to be delivered pursuant to this Agreement and/or the other Transaction Documents and such further documents as may be reasonably required in order to legally close the Transaction.

(c) The representations and warranties of Seller set forth in Section 4.01 above and elsewhere in this Agreement shall have been true and correct in all material respects when made and shall continue to be true and correct in all material respects as of the Closing Date.

(d) Purchaser shall have received the Title Company’s irrevocable commitment and unconditional agreement to issue to Purchaser the Owner’s Title Policies and such endorsements and additional coverages as requested by Purchaser (if applicable).

(e) There shall be no outstanding Seller Event of Default.

(f) All real estate taxes due and payable that are not Permitted Encumbrances with respect to each Real Property shall be paid in full by Seller.

(g) No event shall have occurred, or condition exist, which would, upon the Closing Date or the giving of notice and/or passage of time, constitute a breach or default pursuant to Section 7.01 below; provided, however Purchaser shall not have the right to terminate this Agreement pursuant to this Section 5.01(g) until after the expiration of any applicable notice and cure period.

Section 5.02 Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the following conditions precedent are satisfied or waived in writing by Seller:

(a) On or Before the Closing Date Purchaser shall have delivered to the Title Company (with a copy to Seller by email) one (1) or more original of the following documents, executed by Purchaser - - -

(i)	Purchaser’s Closing Settlement Statement;

(ii)	Purchaser’s Closing Escrow Instruction Letter; and

(iii)	any other document required to be delivered pursuant to this Agreement and/or the other Transaction Documents, and such further documents as may be required in order legally close the Transaction.

(b) Purchaser shall have deposited with the Title Company the amounts due from Purchaser as listed on Purchaser’s Closing Settlement Statement.

(c) No Purchaser Event of Default shall exist.

(d) All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser in all material respects or waived in writing by Seller prior to or at such time.

(e) No event shall have occurred, or condition exist, which would, upon the Closing Date or the giving of notice and/or passage of time, constitute a breach or default pursuant to Section 7.04 below or under any other Transaction Document.

ARTICLE VI

CLOSING

Section 6.01 Closing and Funding.

(a) Subject to the satisfaction of all conditions precedent set forth in Section 5.01 and Section 5.02 above and the termination rights provided for throughout this Agreement, the Closing shall occur on the Closing Date.

(b) When all conditions precedent have been satisfied (or waived in writing), no Seller Event of Default is outstanding (or Purchaser has provided a written waiver thereof), no Purchaser Event of Default outstanding (or Seller has provided a written waiver thereof) and the Title Company has confirmed that it has actual physical possession of all Transaction Documents and related items necessary to Close and fund the Transaction, then Seller and Purchaser shall instruct the Title Company to Close the Transaction pursuant to Purchaser’s Closing Escrow Instruction Letter and Seller’s Closing Escrow Instruction Letter.

Section 6.02 Possession. Possession of the Properties, free and clear of all tenants and other parties-in-possession (except for Tenant pursuant to the Lease Agreement), shall be delivered to Purchaser on the Closing Date.

ARTICLE VII

DEFAULTS; REMEDIES

Section 7.01 Seller Event of Default. Each of the following shall constitute a Seller Event of Default:

(a) If any representation or warranty of Seller contained herein is false in any material respect and such false representation or warranty is not cured with five (5) Business Days after the first to occur of Seller becoming aware of such false representation or warranty or Seller’s receipt of Purchaser’s written notice of same;

(b) If any representation or warranty of Seller contained in a Transaction Document is false in any material respect and such false representation or warranty is not cured with five (5) Business Days after the first to occur of Seller becoming aware of such false representation or warranty or Seller’s receipt of Purchaser’s written notice of same;

(c) If Seller represents to Purchaser a materially false statement about any portion of this Agreement or the Transaction and such false statement is not cured with five (5) Business Days after the first to occur of Seller becoming aware of such false statement or Seller’s receipt of Purchaser’s written notice of same;

(d) If Seller fails to timely and properly perform a Seller Obligation and does not cure the default within five (5) Business Days from when Seller actually, physically receives Purchaser’s written notice identifying the unperformed Seller Obligation and declaring the default; or

(e) An Insolvency Event occurs with respect to a Seller Entity.

Section 7.02 Purchaser’s Remedies. In the event a Seller Event of Default occurs, Purchaser may elect, in Purchaser’s sole discretion, either (a) or (b) below (each of which shall include [c] below) as Purchaser’s sole and exclusive remedy for the Seller Event of Default:

(a) Terminate this Agreement by timely and properly delivering to Seller written notice of Purchaser’s termination, in which case Purchaser shall be entitled to receive a refund of the Earnest Money Deposit and thereafter neither Seller nor Purchaser shall have any further obligations or liabilities herein, save and except those obligations or liabilities that expressly survive the Closing of the Transaction or earlier termination of this Agreement;

(b) Bring an action for specific performance; or

(c) Notwithstanding the foregoing, upon a Seller Event of Default Purchaser shall also be entitled to recover from Seller all of Purchaser’s out-of-pocket costs and expenses incurred in connection with this Agreement (including without limitation, the Transaction Costs, any other due diligence costs, reasonable attorneys’ fees) not to exceed $100,000.00 (such amount to be paid to Purchaser upon receipt by Seller of evidence of the incurrence thereof by Purchaser), and neither party shall have any further obligation or liability, except for the obligations set forth herein, the provisions of which are expressly stated to survive terminations of this Agreement.

Notwithstanding the foregoing, nothing contained in this Section 7.02 shall be construed to effect in any way Seller’s indemnities set forth in (x) Section 2.05 above (regarding Seller’s indemnity of Purchaser for any state and local income, franchise, and other taxes [and any applicable interest or penalties] imposed upon, or payable by, Seller in the state where the Properties are located), and (y) Section 8.06.

Section 7.03 Purchaser’s Remedies Cumulative. Notwithstanding any provision contained herein, Purchaser’s remedies set forth in this Article VII are cumulative and shall survive termination of this Agreement, and the exercise of any one (1) or more of the remedies provided for herein (or other applicable law) shall not be construed as a waiver of any of the other remedies available herein, at law or in equity.

Section 7.04 Purchaser Event of Default. Each of the following shall constitute a Purchaser Event of Default:

(a) If Purchaser fails to timely and properly perform a Purchaser Obligation and does not cure the default within five (5) Business Days from when Purchaser receives Seller’s written notice identifying the unperformed Purchaser Obligations; or

(b) An Insolvency Event occurs with respect to Purchaser.

Notwithstanding the foregoing, nothing contained in this Section 7.04 shall be construed to effect in any way Purchaser’s limited indemnity set forth in Section 3.09 above (regarding Purchaser’s limited indemnity of Seller for third [3rd] party claims against Seller arising out of Purchaser’s inspections).

Section 7.05 Seller’s Sole Remedy. In the event a Purchaser Event of Default occurs, Seller’s sole and exclusive sole remedy shall be to terminate this Agreement by delivering to Purchaser written notice of Seller’s termination, in which event Seller shall be entitled to receive the Earnest Money Deposit as liquidated damages (and not as a penalty) and thereafter neither Seller nor Purchaser shall have any further obligations or liabilities herein, save and except those obligations or liabilities that expressly survive termination of this Agreement. SELLER AND PURCHASER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF A PURCHASER EVENT OF DEFAULT WOULD BE DIFFICULT OR IMPOSSIBLE TO ASCERTAIN OR DETERMINE, THAT THE AMOUNT OF THE EARNEST MONEY DEPOSIT IS SELLER’S AND PURCHASER’S BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT OF A PURCHASER EVENT OF DEFAULT, AND THAT THE AMOUNT OF THE EARNEST MONEY DEPOSIT IS REASONABLE WHEN CONSIDERING ALL OF THE FACTS AND CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Further Assurances. Each of Purchaser and Seller agrees, as reasonably requested to do so by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the Transaction and the intent and purpose of this Agreement.

Section 8.02 Transaction Characterization.

(a) Purchaser and Seller intend that all components of the Transaction be considered a single integrated transaction and not be severable.

(b) Purchaser and Seller intend that Seller’s conveyance of the Property to Purchaser be an absolute conveyance in form and substance, and that the Conveyance Documents to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Conveyance Documents, Seller will have no legal or equitable interest or any other claim or interest in the Properties (except to the extent set forth in the Lease Agreement). Purchaser and Seller also intend for the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease. Neither Purchaser nor Seller shall contest the validity, enforceability or characterization of the sale and purchase of the Properties as an absolute conveyance by Seller to Purchaser pursuant to this Agreement, and Purchaser and Seller shall support the intent expressed herein that the purchase of the Properties by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c) Each of Purchaser and Seller hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of Purchaser and Seller expressed in this Section 8.02.

Section 8.03 Risk of Loss.

(a) Condemnation. If, prior to Closing, action is initiated to take the Property, or any portion of a Property, by eminent domain proceedings or by deed in lieu thereof, within three (3) Business Days from when Seller received notice of the taking, Seller shall give Purchaser prompt written notice of the commencement of such action and Purchaser or Seller may elect at or prior to Closing, to:

(i) terminate this Agreement and Purchaser shall receive a refund of the Earnest Money Deposit, in which event Seller and Purchaser shall be relieved and discharged from any further obligation or liability herein, except as expressly stated otherwise herein;

(ii) terminate this Agreement as to any Property (or Properties) subject to the taking, in which event (a) the Purchase Price shall be adjusted based on the Allocations; (b) that portion of the Earnest Money Deposit allocable to the Property (or Properties) terminated pursuant to this subsection (ii) shall be immediately refunded to Purchaser; (c) except as otherwise provided in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement with respect to the terminated Property (or Properties); and (d) Seller and Purchaser shall proceed to close with respect to the remaining Properties; or

(iii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b) Casualty. Within three (3) Business Days following a casualty event, Seller shall give Purchaser prompt written notice of the casualty event. Seller assumes all risks and liability for damage to or injury occurring to a Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If a Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty which Seller, at its sole option, does not elect to fully repair, and the cost of such repair is estimated by a contractor reasonably acceptable to Seller and Purchaser to exceed five percent (5%) of the Purchase Price allocated to such Property, Purchaser or Seller may elect at or prior to Closing, to:

(i) terminate this Agreement and Purchaser shall receive a refund of the Earnest Money Deposit, in which event Seller and Purchaser shall be relieved and discharged from any further obligation or liability herein, except as expressly stated otherwise;

(ii) terminate this Agreement as to any Property (or Properties) which suffers damage prior to the Closing from fire or other casualty which Seller does not elect to fully repair and adjust the Purchase Price based on the Allocations, in which event (a) the Purchase Price shall be adjusted based on the Allocations; (b) that portion of the Earnest Money Deposit allocable to the Property (or Properties) terminated pursuant to this subsection (ii) shall be immediately refunded to Purchaser; (c) except as otherwise provided in this Agreement, neither Seller nor Purchaser shall have any further liability or obligation under this Agreement with respect to the terminated Property (or Properties); and (d) Seller and Purchaser shall proceed to close with respect to the remaining Properties; or

(iii) proceed to Close, in which event all of Seller’s assignable right, title and interest in and to the proceeds of any insurance policy covering such casualty (less an amount equal to any expense and cost reasonably incurred by Seller to repair or restore the Properties, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof) shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s (or Tenant’s, as the case may be) deductible at Closing.

(c) Post-Closing in the event of a Condemnation and/or Casualty. If, prior to Closing, an action is initiated to take the Property, or any portion of a Property, by eminent domain proceedings or by deed in lieu thereof or there is a casualty event and neither party elects to terminate this Agreement, the Lease Agreement will govern the use and application of all proceeds and restoration to the Property or Properties affected by such casualty and/or condemnation.

Section 8.04 Notices.

(a) All Notices shall be in writing and given by (a) hand delivery, (b) express overnight delivery service (e.g. Fed Ex), (c) electronic mail, or (d) certified or registered mail, return receipt requested.

(b) All Notices shall be deemed to have been delivered upon:

(i) receipt, if hand delivered;

(ii) the next Business Day, if delivered by a reputable express overnight delivery service (e.g. Fed Ex);

(iii) receipt of an email confirming the electronic mail was successful transmitted, if delivered by electronic mail; or

(iv) the third (3rd) Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested.

(c) Notices shall be provided to Purchaser and Seller as specified below:

If to Seller:	Party City Holdings Inc. 80 Grasslands Road Elmsford, New York 10523 Attn: Michael Correale Telephone: (914) 784 - 4050 E-Mail: mcorreale@amscan.com

With a copy to:	Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attn: John G. Caruso, Esq. Telephone: (312) 862- 2712 E-Mail: jcaruso@kirkland.com

If to Purchaser:	Spirit Realty, L.P. 2727 N. Harwood, Suite 300 Dallas, Texas 75201 Attention: Rochelle Thomas, Esq. Telephone: (972) 476-1937 E-Mail: rthomas@spiritrealty.com

With a copy to:	Thompson & Knight LLP 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Attn: Mark Weibel, Esq. Telephone: (214) 969-1111 E-Mail: Mark.Weibel@tklaw.com or to such other address or such other Person as Purchaser or Seller may from time to time hereafter specify to the other party in a written notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, it may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section 8.04 shall contemporaneously be delivered in the manner provided for herein to any assignee of Purchaser’s interest that previously notified Seller in writing of its name and address.

Section 8.05 Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time to any Affiliate without notice to, or consent of, Seller. Upon any unconditional assignment of Purchaser’s entire right and interest hereunder, Purchaser shall automatically be relieved, from and after the date of Closing, from liability for the performance of Purchaser’s obligations herein. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Properties, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Section 8.06 Indemnity. In addition to the indemnity provided by Seller to Purchaser set forth in Section 2.05 above, if the Closing occurs, Seller (or Tenant) shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses arising from a breach of Seller’s representations, warranties, and/or covenants under this Agreement. The Indemnity in this Section 8.06 shall survive Closing for a period of one (1) year following the Closing Date.

Section 8.07 Brokerage Commission. Each of Purchaser and Seller represents and warrants to the other that neither Purchaser nor Seller has dealt with, negotiated through or communicated with any broker in connection with this Transaction, except that Seller represents to Purchaser that Seller has retained the Broker, whose commission shall be paid by Seller at Closing pursuant to a separate agreement between Seller and the Broker. Either Purchaser or Seller, as applicable, shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the Indemnified Party by any broker claiming a commission or fee by, through or under such indemnifying party. Purchaser’s and Seller’s respective obligations under this Section 8.07 shall survive Closing or termination of this Agreement.

Section 8.08 Reporting Requirements. Purchaser and Seller agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 8.09 Disclosures. Except as expressly set forth in Section 8.08, this Section 8.09, Section 8.16 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement, the Transaction, the Transaction Documents (including provisions contained within the Transaction Documents) without the prior consent of the other party hereto. Purchaser and Seller further agree that, notwithstanding any provision contained in this Agreement, either Purchaser or Seller (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 8.10 Time is of the Essence. Purchaser and Seller expressly agree that time is of the essence with respect to the performance of this Agreement.

Section 8.11 Non-Business Days. If the Closing Date, or the date for delivery of a Notice, or performance of a party’s covenant or obligation falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 8.12 Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any prior or future occasion.

Section 8.13 Purchaser’s and Seller’s Liability.

(a) Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Purchaser, that:

(i) there shall be absolutely no personal liability on the part of any director, officer, manager, partner, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement;

(ii) Seller waives all claims, demands and causes of action against Purchaser’s directors, officers, managers, members, partners, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser; and

(iii) Seller shall look solely to the assets of Purchaser for the satisfaction of each and every remedy of Seller in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever, subject to the other provisions of this Agreement which may limit recourse of Seller against Purchaser to the Earnest Money Deposit.

(b) Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Seller, that:

(i) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Seller with respect to any of the terms, covenants and conditions of this Agreement;

(ii) Purchaser waives all claims, demands and causes of action against Seller’s directors, officers, managers, members, partners, employees and agents in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller; and

(iii) Purchaser shall look solely to the assets of Seller for the satisfaction of each and every remedy of Purchaser in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, such exculpation of liability to be absolute and without any exception whatsoever.

Section 8.14 Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 8.15 Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction, and this Agreement and the other Transaction Documents, are entered into by Purchaser and Seller in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of Purchaser and Seller or the domicile of either one. Each of Seller and Purchaser was represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 8.16 Securitizations and Other Transactions. As a material inducement to Purchaser’s willingness to complete the Transaction, Seller hereby acknowledges and agrees that Purchaser may, from time to time:

(a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and

(b) engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws:

(i) sell, assign, grant, bargain, convey, transfer, finance, re-finance, purchase or re-acquire the Property, the Lease Agreement or any other Transaction Document, Purchaser’s right, title and interest in the Property, the Lease Agreement or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or

(ii) a securitization and related transactions.

Section 8.17 Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between Purchaser and Seller concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled. The provisions of this Section 8.17 shall survive the Closing or earlier termination of this Agreement.

Section 8.18 Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and therein constitute the entire agreement between Purchaser and Seller with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser:

(a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its Affiliates. During the term of this Agreement, Seller and Seller’s agents and representatives shall not show, offer, market or negotiate to sell any Property or any portion thereof or any interest therein to any party other than Purchaser, nor will Seller conduct discussion with any other party with respect to same. Seller and Seller’s agents and representatives shall keep this Agreement confidential, and shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion, disclose the existence or terms of this Agreement to any other Person (other than to Seller’s accountants, attorneys, or agents who need to know and whom Seller has directed to treat such information as confidential). The terms of this Section shall survive Closing under this Agreement.

(b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with, or vary from, those set forth in any of the foregoing agreements; and

(c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller.

The provisions of this Section 8.18 shall survive the Closing or earlier termination of this Agreement.

Section 8.19 Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, Purchaser and Seller hereto expressly submit to the jurisdiction of all federal and state courts located in the State of New York. Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State where a Property is located in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section 8.19 shall limit or restrict the right of Purchaser to commence any proceeding in the federal or state courts located in the state or states in which a Property is located to the extent Purchaser deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

Section 8.20 Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 8.05 (Assignment), all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Purchaser and Seller, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the applicable state or states in which a Property is located, without giving effect to any state’s conflict of laws principles.

Section 8.21 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER AND SELLER HERETO SHALL, AND THEY HEREBY DO, INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF PURCHASER AND SELLER HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 8.22 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument, and Purchaser and Seller agree that the use of pdf signatures (by email) for the negotiation and execution of this Agreement shall be legal and binding and shall have the same full force and effect as if originally signed.

Section 8.23 Local Law Provisions. Seller shall be responsible for complying (at its expense) with any local law requirements (such as required inspections) which are conditions for the conveyance of a Property and/or the Closing of the Transaction as contemplated herein. In addition, the following local law provisions shall apply:

(a) If any local law requires an inspection of a Real Property or a certificate from a local municipality, Seller shall be required to undertake and pay for such inspection and/or shall obtain such certificate and pay for the same.

Section 8.24 Confidentiality. The terms of the transaction contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, shall remain confidential and shall not be disclosed by any party hereto without the written consent of the other except (a) to such party’s directors, officers, partners, employees, legal counsel, accountants, lenders, engineers, architects, brokers, owners, members, investors, financial advisors and similar professionals and consultants, to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party’s obligations under this Section and shall secure the agreement of such parties to be bound by the terms hereof), or (b) as otherwise required by Laws or regulation (including the rules and regulations of a securities exchange). Unless and until the transaction contemplated by this Agreement shall close, Purchaser shall also keep confidential all documents, reports and information concerning the Properties obtained from Seller or through the due diligence investigation of the Properties by Purchaser or its agents, except to the extent permitted by clauses (a) or (b) above. Notwithstanding any terms to the contrary contained in this Agreement, Purchaser shall have right to disclose information regarding the transaction contemplated by this Agreement, including the name of Tenant, the cap rate and the Purchase Price, in connection with Purchaser’s earnings calls conducted any time after the Effective Date. The provisions of this Section shall survive any termination of this Agreement or the Closing (as applicable).

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement to be enforceable on the Effective Date.

PURCHASER:

SPIRIT REALTY, L.P.,
a Delaware limited partnership

By:	Spirit General OP Holdings, LLC
a Delaware limited liability company,
its general partner

	By:	/s/ Daniel Rosenberg
Printed Name: Daniel Rosenberg
Title: Senior Vice President

SELLER:

AMSCAN INC.,
a New York corporation

By:	/s/ Michael A. Correale
Printed Name: Michael A. Correale
Title: Vice President

ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC, a Delaware limited liability company

By:	PARTY CITY HOLDINGS INC., a Delaware corporation, as sole member

	By:	/s/ Michael A. Correale
Printed Name: Michael A. Correale
Title: Senior Vice President

AMSCAN NM LAND, LLC, a Delaware limited liability company

By:	AMSCAN INC., a New York corporation,
its Manager

	By:	/s/ Michael A. Correale
Printed Name: Michael A. Correale
Title: Vice President

EXHIBITS

Exhibit “A” - Legal Description / Property Address

Exhibit “B” - [form] Bill of Sale

Exhibit “C” - [form] Assignment of Warranties

Exhibit “D” - Questionnaire

Exhibit “E” - Description of Facilities

Exhibit “F” - Master Lease Agreement

Exhibit “G” - Wiring Instructions

Exhibit “H” - Allocations

Exhibit “I” - Title Company Affidavit

Exhibit “J” - Lease Guaranty

EXHIBIT “A”

to that certain

Purchase and Sale Agreement

Street Address / Legal Description

Street	Address: 7700 Anagram Drive, Eden Prairie, Minnesota 55344

2800 Purple Sage, Los Lunas, New Mexico 87031

47 Elizabeth Drive, Chester, New York 10918

Legal Description:

Minnesota

Real property in the City of Eden Prairie, County of Hennepin, State of Minnesota, described as follows:

Lots 1, 2 and 4, Block 1, Anagram Park

Torrens Property-Certificate of Title No. 1011966

New Mexico

The following described real estate in the County of Valencia and State of New Mexico, to wit:

Tract “B” of Los Morros Business Park, as said tract is shown and designated on the plat thereof, filed in the Office of the County Clerk of Valencia County, New Mexico, on November 21, 1997, in Plat Cabinet “J”, Page 183.

New York

ALL THAT CERTAIN PIECE AND PARCEL OF LAND SITUATE IN THE VILLAGE OF CHESTER, ORANGE COUNTY, NEW YORK AND SHOWN ON A MAP ENTITLED, “FINAL SUBDIVISION PLAT, LOT LINE CHANGE OF TAX MAP PARCEL, SECTION 117, BLOCK 1, LOT 2 & SECTION 117, BLOCK 1, LOT 4, CHESTER INDUSTRIAL PARK, VILLAGE OF CHESTER, ORANGE COUNTY, NEW YORK” AS PREPARED BY T.M. DEPUY ENGINEERING AND LAND SURVEYING, P.C. AND DATED FEBRUARY 9, 2000, LAST REVISED AUGUST 21, 2000 AND FILED AUGUST 24, 2000 IN THE ORANGE COUNTY CLERK’S OFFICE AS MAP NO. 156-00.

BEGINNING AT A SET 5/8” IRON ROD WITH RED CAP FLUSH WITH THE GROUND BEING IN THE

SOUTHWESTERLY BOUNDS OF ELIZABETH DRIVE AND BEING THE NORTHERLY CORNER OF LANDS OF ISOMEDIX OPERATION, INC., LIBER 3600 OF DEEDS, PAGE 144;

THENCE ALONG THE NORTHEASTERLY AND SOUTHEASTERLY BOUNDS OF SAID ISOMEDIX OPERATION, INC. ON THE FOLLOWING TWO COURSES AND DISTANCES:

1. SOUTH 42° 09’ 45” WEST 600.84 FEET TO A SET 5/8” IRON ROD WITH RED CAP WITH A 1” REVEAL;

2. SOUTH 47° 50’ 15” EAST 394.52 FEET TO A POINT BEING IN THE NORTHERLY BOUNDS OF SAID LANDS OF STATE STREET BANK AND TRUST COMPANY, LIBER 5179 OF DEEDS, PAGE 138;

THENCE ALONG SAID NORTHERLY BOUNDS OF STATE STREET BANK & TRUST COMPANY AND GENERALLY DOWN THE CENTER LINE OF DRAINAGE DITCH ON THE FOLLOWING FOUR COURSES AND DISTANCES;

1. SOUTH 65° 43’ 44” WEST 353.14 FEET TO A POINT;

2. SOUTH 74° 45’ 33” WEST 96.08 FEET TO A POINT;

3. SOUTH 67° 33’ 42” WEST 654.26 FEET TO A POINT;

4. NORTH 78° 20’ 26” WEST 188.16 FEET TO A POINT BEING IN THE CENTER OF BLACK MEADOW CREEK AND BEING IN THE EASTERLY BOUNDS OF LANDS OF CONCRETE PROPERTIES, LIBER 5179 OF DEEDS, PAGE 138;

THENCE GENERALLY ALONG THE CENTER LINE OF THE BLACK MEADOW CREEK FOR A PORTION OF THE WAY AND ALONG THE EASTERLY BOUNDS OF SAID LANDS OF CONCRETE PROPERTIES ON THE FOLLOWING NINE COURSES AND DISTANCES:

1. NORTH 28° 33’ 43” WEST 254.14 FEET TO A POINT;

2. NORTH 53° 04’ 13” WEST 224.74 FEET TO A POINT;

3. NORTH 35° 43’ 13” WEST 58.83 FEET TO A POINT;

4. NORTH 01° 47’ 17” EAST 90.43 FEET TO A POINT;

5. NORTH 15° 29’ 13” WEST 129.63 FEET TO A POINT;

6. NORTH 31° 30’ 13” WEST 136.05 FEET TO A POINT;

7. NORTH 43° 24’ 13” WEST 267.04 FEET TO A POINT;

8. NORTH 19° 54’ 13” WEST 154.32 FEET TO A POINT;

9. NORTH 39° 01’ 13” WEST 144.43 FEET TO A POINT BEING IN THE SOUTHERLY BOUNDS OF LANDS OF ANDREW L. PALMER ASSOCIATES, LP, LIBER 1877 OF DEEDS, PAGE 1058;

THENCE ALONG THE SOUTHERLY BOUNDS OF SAID LANDS OF ANDREW L. PALMER ASSOCIATES, LP ON THE FOLLOWING FIVE COURSES AND DISTANCES:

1. NORTH 42° 41’ 39” EAST 158.08 FEET TO A POINT;

2. NORTH 86° 36’ 09” EAST 103.47 FEET TO A POINT;

3. NORTH 76° 00’ 09” EAST 79.19 FEET TO A POINT;

4. NORTH 73° 32’ 39” EAST 48.40 FEET TO A POINT;

5. NORTH 04° 43’ 09” EAST 19.53 FEET TO THE SOUTHWEST CORNER OF OTHER LANDS OF ANDREW L. PALMER ASSOCIATES, LP, LIBER 1877 OF DEEDS, PAGE 1058;

THENCE ALONG THE SOUTHERLY BOUNDS OF SAID OTHER LANDS OF ANDREW L. PALMER ASSOCIATES, LP AND GENERALLY DOWN THE CENTER LINE OF THE BLACK MEADOW CREEK ON THE FOLLOWING SEVEN COURSES AND DISTANCES:

1. SOUTH 77° 48’ 51” EAST 230.33 FEET TO A POINT;

2. NORTH 73° 34’ 09” EAST 115.51 FEET TO A POINT;

3. NORTH 59° 04’ 09” EAST 116.24 FEET TO A POINT;

4. NORTH 42° 16’ 09” EAST 176.39 FEET TO A POINT;

5. NORTH 31° 53’ 09” EAST 99.87 FEET TO A POINT;

6. NORTH 48° 56’ 09” EAST 161.23 FEET TO A POINT;

7. NORTH 88° 00’ 09” EAST 244.61 FEET TO A POINT BEING THE SOUTHERLY CORNER OF LANDS OF CHESTER INDUSTRIAL PARK ASSOCIATES, LLP, LIBER 3151 OF DEEDS, PAGE 165 AND BEING LOT #1 OF MAP #9513;

THENCE ALONG THE SOUTHERLY BOUNDS OF SAID LOT #1 ON THE FOLLOWING TWO COURSES AND DISTANCES:

1. NORTH 67° 37’ 16” EAST 24.44 FEET TO A POINT;

2. NORTH 42° 09’ 45” EAST 17.99 FEET TO A POINT;

THENCE ALONG THE SOUTHWESTERLY BOUNDS OF REVISED TAX LOT SECTION 117, BLOCK 1, LOT 2 AND OTHER LANDS OF CHESTER INDUSTRIAL PARK, LP SOUTH 47° 50’ 15” EAST 415.32 FEET TO A SET 5/8” IRON ROD WITH RED CAP FLUSH WITH THE GROUND AND BEING THE NORTHWESTERLY CORNER OF THE INTERSECTION OF ELIZABETH DRIVE AND NUCIFORA BOULEVARD;

THENCE ALONG THE SOUTHWESTERLY BOUNDS OF SAID ELIZABETH DRIVE SOUTH 47° 50’ 15” EAST 578.65 FEET TO THE PLACE AND POINT OF BEGINNING.

EXHIBIT “B”

to that certain

Purchase and Sale Agreement

Bill of Sale

[see attached]

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

BILL OF SALE

(Party City [acquisition])

June         , 2019 (the “Effective Date”)

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration (including the Purchase Price), the receipt and sufficiency of which are hereby acknowledged, [PARTY CITY HOLDCO INC., a Delaware corporation] (“Transferor”), does hereby grant, bargain, sell, convey, assign, deliver and transfer to SPIRIT REALTY, L.P., a Delaware limited partnership (“Transferee”), all of Transferor’s right, title and interest in and to the personal property and general intangible assets of Transferor (collectively, the “Assets”) described on Exhibit “A”, attached hereto and incorporated herein by reference, to have and to hold the same by Transferee and its successors and assigns forever.

Transferor represents and warrants that it holds title to the Assets free and clear of any and all Liens and has full power and authority to execute this Bill of Sale.

Capitalized terms used in this Bill of Sale and in Exhibit “A”, attached hereto and not otherwise defined herein or therein shall have the meaning ascribed thereto in that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of June         , 2019, as may be assigned, amended and/or modified, between Transferor and Transferee.

Executed as of June         , 2019.

TRANSFEROR:

PARTY CITY HOLDCO INC., a Delaware Corporation

By:

Printed Name:

Title:

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

Exhibit “A”

to that certain

Bill of Sale

Assets

All of Seller’s right, title and interest in and to all fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in or on any of the land or improvements with respect to the Real Property (as defined in the Purchase Agreement), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), light poles, incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting (including any hydraulic lifts), cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and above-ground fuel storage tanks), signs, canopies, motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units; but specifically excluding all trade fixtures, USTs, sinks, fire extinguishers, Transferor’s inventory, and furniture presently located on the Real Property.

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

EXHIBIT “C”

to that certain

Purchase and Sale Agreement

Assignment of Warranties

[see attached]

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

ASSIGNMENT OF WARRANTIES

(Party City [acquisition])

June         , 2019 (the “Effective Date”)

THIS ASSIGNMENT OF WARRANTIES (this “Assignment”) is entered into by and between PARTY CITY HOLDCO INC., a Delaware corporation (“Assignor”), as assignor, and SPIRIT REALTY, L.P., a Delaware limited partnership (“Assignee”), as assignee.

Recitals

A. Pursuant to the terms of that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of June         , 2019, as may be assigned, amended and/or modified, entered into by and between Assignor and Assignee, Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto owned by Assignor, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

B. The Purchase Agreement provides, inter alia and only to the extent they are assignable, that Assignor shall assign to Assignee all of Assignee’s right, title and interest in and to all guaranties and warranties relating to the Property and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Assignor and Assignee hereto hereby agree as follows:

Assignment

1. Assignment of Warranties. On the Effective Date, Assignor hereby assigns, sets over, transfers and conveys to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof. Assignee hereby accepts the foregoing assignment of guaranties and warranties.

2. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

3. Counterparts. This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument, and Purchaser and Seller agree that the use of pdf signatures (by email) for the negotiation and execution of this Assignment shall be legal and binding and shall have the same full force and effect as if originally signed.

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

4. Miscellaneous. This Assignment and the obligations of Assignor and Assignee herein shall (x) survive the closing of the Transaction (defined in the Purchase and Sale Agreement), (y) not be merged therein, and (z) be binding upon and inure to the benefit of Assignor and Assignee hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment to be enforceable on the Effective Date.

ASSIGNOR:

PARTY CITY HOLDCO INC., a Delaware corporation

By:

Printed Name:

Title:

ASSIGNEE:

SPIRIT REALTY, L.P.,
a Delaware limited partnership

By:	Spirit General OP Holdings, LLC
a Delaware limited liability company,
its general partner

By:

Printed Name:

Title:

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

EXHIBIT “D”

to that certain

Purchase and Sale Agreement

Questionnaire

[see attached]

Spirit / Party City (acquisition)

PURCHASE AND SALE AGREEMENT

SPIRIT REALTY CAPITAL

QUESTIONNAIRE

Please complete this Questionnaire promptly and return it to:

Spirit Realty Capital

2727 North Harwood Street, Suite 300

Dallas, TX 75201

Attention: Closing Department

Spirit cannot complete its underwriting and credit analysis in connection with the contemplated transaction until it has received a completed and executed copy of this Questionnaire from you.

SELLER

Name: Amscan Inc.

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: Corporation

State of Formation or Country of Citizenship: New York

Tax ID or Social Security Number: 13-1771353

Name: Amscan NM Land, LLC

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: Limited liability company

State of Formation or Country of Citizenship: Delaware

Tax ID or Social Security Number: 13-1771353

Name: Anagram Eden Prairie Property Holdings LLC

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: Limited liability company

State of Formation or Country of Citizenship: Delaware

Tax ID or Social Security Number: 41-1918309

TENANT(S) LOCATED AT SUBJECT PROPERTY OR PROPERTIES

(Attach additional sheets if necessary)

Name: Party City Holdings Inc.

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: Corporation

State of Formation or Country of Citizenship: Delaware

Tax ID or Social Security Number: 20-1033029

EQUITY OWNERS1 (Attach additional sheets if necessary) Complete this Equity Owners section for all Equity Owners of Seller, and Tenant.

EQUITY OWNER OF AMSCAN INC. (Seller of 47 Elizabeth Drive)

Name: Party City Holdings Inc.

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: corporation

State of Formation or Country of Citizenship: Delaware

Tax ID or Social Security Number: 20-1033029

EQUITY OWNER OF ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC (Seller of Minnesota Property)

Name: Party City Holdings Inc.

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: corporation

State of Formation or Country of Citizenship: Delaware

Tax ID or Social Security Number: 20-1033029

EQUITY OWNER OF AMSCAN NM LAND, LLC (Seller of Los Lunas Property)

Name: Amscan Inc.

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: Corporation

State of Formation or Country of Citizenship: New York

Tax ID or Social Security Number: 13-1771353

[1]	“Equity Owners” are defined as:

•	Each person or entity having an equity interest of 10% or more in Seller or a Tenant;

•

Each general partner (regardless of equity interest percent) of a general partnership or limited partnership and each person or entity having an equity interest of 10% or more in the general partner of the general partnership;

•

Each managing member of a limited liability company (regardless of equity interest percent) and each person or entity having an equity interest of 10% or more in the managing member of the limited liability company;

•	Individual or entity who signs a promissory note, loan guaranty or similar instrument;

•	If a trust, please contact Spirit Realty Capital for instructions on ownership information to be supplied on this form.

EQUITY OWNER OF TENANT

Name: Party City Holdco Inc.

Principal Place of Business: 80 Grasslands Road, Elmsford, New York 10523

Type of Entity: Corporation

State of Formation or Country of Citizenship: Delaware

Tax ID or Social Security Number: 46-0539758

The foregoing information is provided for informational purposes only and Purchaser agrees and acknowledges that Seller makes no representations or warranties whatsoever with regarding to the foregoing information.

Signature:

Printed Name: Michael A. Correale
Title: Vice President
Entity: Party City Holdco Inc., Party City Holdings Inc., Party City Holdings Inc. as Member of Anagram Eden Prairie Property Holdings, LLC Amscan Inc., and for Amscan Inc. as Manager of Amscan NM Land, LLC

June __, 2019

EXHIBIT “E”

to that certain

Purchase and Sale Agreement

Description of Facilities

Approximately 896,000 square foot building primarily used as a distribution center located in Chester, New York

Approximately 115,600 square foot building primarily used as a manufacturing facility located in Eden Prairie, Minnesota

Approximately 105,082 square foot building primarily used as a manufacturing facility located in Los Lunas, NM.

EXHIBIT “F”

to that certain

Purchase and Sale Agreement

Master Lease Agreement

[see attached]

EXHIBIT “G”

to that certain

Purchase and Sale Agreement

Wiring Instructions

Title Company:

Bank Name:
ABA No.:
Account No.:
Account Name:
References:

Purchaser:

Bank Name:
ABA No.:
Account No.:
Account Name:
References:

Seller:

Bank Name:
ABA No.:
Account No.:
Account Name:
References:

EXHIBIT “H”

to that certain

Purchase and Sale Agreement

Allocations

1.	7700 Anagram Drive, Eden Prairie, Minnesota 55344:	$13,223,235.03
2.	2800 Purple Sage, Los Lunas, New Mexico 87031:	$12,285,254.69
3.	47 Elizabeth Drive, Chester, New York 10918:	$102,491,510.28

EXHIBIT “I”

to that certain

Purchase and Sale Agreement

Title Company Affidavit

SELLER TITLE CERTIFICATE

PROPERTY:

COUNTY:

STATE:

                                 , a                                 (“Seller”), as seller, and                                 , a                                 (“Buyer”), as buyer, are parties to that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated ________, 20__, [as the same has been amended and modified], relating to the improved real property (the “Real Property”) referred to in Exhibit “A” attached hereto and made a part hereof.

In connection with the consummation of the transactions contemplated by the Purchase Agreement, Seller hereby represents and warrants to First American Title Insurance Company the following:

Seller is a                     organized and existing under the laws of the State of                     , and authorized to do business in the State of _____________.

To Seller’s actual knowledge, (i) Seller’s                     agreement is in full force and effect, and (ii) no proceedings are pending for the dissolution of the Seller.

To Seller’s actual knowledge, the leases described on Exhibit “B” attached hereto constitute all of the written leases affecting the Real Property with the current tenants of the Real Property.

To Seller’s actual knowledge, except as disclosed in Exhibit ”C” attached hereto and made a part hereof, (a) there is no capital improvement work currently being constructed (or that was constructed during the last four (4) months) on the Real Property that is the subject of a written contract with Seller which could give rise to a mechanic’s or materialman’s lien on the Real Property, and (b) Seller has not entered into any contracts for the furnishing of labor, materials, or services for construction purposes with respect to the Real Property to be furnished subsequent to the date of this affidavit.

To Seller’s actual knowledge, Seller has not received notice of any special assessments that are not otherwise publicly noticed or available by searching the public records of the jurisdiction where the Property is located.

Seller shall not hereafter cause any encumbrances or other instruments to be recorded against the Property (other than the recording of a deed (the “Deed”) transferring fee title to the Real Property to Buyer) through the effective date of such title insurance policy or policies or other title evidence issued to Buyer.

For purposes hereof, the “actual knowledge” of Seller shall be limited to the actual knowledge (and not implied, imputed or constructive), with no duty of inquiry. This Title Affidavit is being executed for the sole and exclusive benefit of First American Title Insurance Company and no other party or person shall have any rights hereunder.

Executed as of                 , 20__.

EXHIBIT “J”

to that certain

Purchase and Sale Agreement

Lease Guaranty

[see attached]